Exhibit (a)(1)(D)

OFFER TO EXCHANGE

BY

FLEXSHOPPER, INC.

ANY AND ALL OUTSTANDING PUBLIC WARRANTS

FOR SHARES OF ITS COMMON STOCK

AT AN EXCHANGE RATE OF 0.62 SHARES OF COMMON STOCK

FOR EACH PUBLIC WARRANT

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

EASTERN TIME, ON FEBRUARY 4, 2020, UNLESS THE OFFER PERIOD IS EXTENDED.

January 6, 2020

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer to Exchange Letter, dated January 6, 2020 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by FlexShopper, Inc., a Delaware corporation (the “Company”), to the holders of the Company’s issued and outstanding warrants issued pursuant to a prospectus dated September 25, 2018, as amended by post-effective amendment No. 1 filed with the SEC on May 7, 2019 (the “Prospectus”), exercisable for shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $1.25 per Share (the “Public Warrants”), to permit, during the Offer Period, the exchange of one Public Warrant for 0.62 Shares, as described in the Offer Letter. The “Offer Period” is the period of time commencing on January 6, 2020, and ending at 5:00 p.m., Eastern time, on February 4, 2020, or such later date to which the Company may extend the Offer (the “Expiration Date”).

On December 30, 2019, the Company and holders of at least 50.1% of the outstanding Public Warrants (each a “Holder”) entered into a Warrant Amendment and Exchange Agreement (the “Exchange Agreement”), pursuant to which the Holders agreed to exchange their Public Warrants for Shares on the same terms as the Offer, agreed to make the Offer to all other public holders of the Public Warrants in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and amended the terms of the Warrant Agent Agreement for the Public Warrants to permit the Company to require that all outstanding Public Warrants not exchanged pursuant to the Offer be converted into Shares at a rate of 0.56 of a share of our common stock per Public Warrant, which is 10% less than the exchange rate applicable to the Offer (the “Warrant Amendment”). The Holders included four of the Company’s directors (or their affiliated entities), who agreed to exchange a total of 3.8% of the Public Warrants outstanding pursuant to the Exchange Agreement.

Public Warrants not exchanged for Shares pursuant to the Offer will remain outstanding subject to their amended terms pursuant to the Warrant Amendment. Following the consummation of the Offer, in accordance with the terms of the Warrant Amendment, we intend to require the conversion of all outstanding Public Warrants to Shares at a rate of 0.56 Shares per Public Warrant as provided in the Warrant Amendment (the “Conversion”). Our Public Warrants are currently traded on The Nasdaq Capital Market under the symbol FPAYW; however, following the completion of the Offer and Conversion, the Public Warrants will be delisted.

NO FRACTIONAL SHARES WILL BE ISSUED. PUBLIC WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES TO WHICH ANY HOLDER OF PUBLIC WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, UP TO THE NEXT WHOLE NUMBER OF SHARES.

THE OFFER RELATES TO THE PUBLIC WARRANTS ISSUED PURSUANT TO THE PROSPECTUS, WHICH TRADE THROUGH DTC. ANY AND ALL OUTSTANDING PUBLIC WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF JANUARY 6, 2020, THERE WERE 5,714,900 PUBLIC WARRANTS OUTSTANDING.

PUBLIC WARRANTS NOT EXCHANGED FOR SHARES WILL BE SUBJECT TO THE CONVERSION. IF THE COMPANY DOES NOT EXERCISE ITS RIGHTS WITH RESPECT TO THE CONVERSION OF THE PUBLIC WARRANTS PURSUANT TO THE TERMS OF THE WARRANT AMENDMENT, THE PUBLIC WARRANTS WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON SEPTEMBER 28, 2023 AND OTHERWISE REMAIN SUBJECT TO THEIR TERMS AS AMENDED BY THE WARRANT AMENDMENT.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and exchanging Public Warrants and for the information of your clients;

2.	Notice of Guaranteed Delivery with respect to Public Warrants, to be used to accept the Offer in the event (a) your Public Warrants are not immediately available, (b) the procedure for book-entry transfer cannot be completed on a timely basis, or (c) time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer Letter); and

3.	Form of letter that may be sent to your clients for whose accounts you hold Public Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in the Offer Letter under “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

We urge you to contact your clients promptly. Please note that the Offer Period and withdrawal rights will expire at 5:00 p.m., Eastern time, on February 4, 2020, unless the Offer Period is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer Letter) in connection with the tenders of Public Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions regarding the Offer may be directed to Morrow Sodali, as Information Agent, at 470 West Avenue, 3rd Floor, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: FPAY.info@investor.morrowsodali.com) or to Continental Stock Transfer & Trust Company, as Depositary, at 1 State Street, 30th Floor, New York, NY 10004, Attn: Corporate Actions Department (telephone number (917) 262-2378).

Very truly yours,

FlexShopper, Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.